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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 00)*


                          PIEDMONT MINING COMPANY, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                   720172105
                                 (CUSIP Number)


                                 MARCH 15, 2000
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [   ] Rule 13d-1(b)

     [ X ] Rule 13d-1(c)

     [   ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 720172105

1.   NAMES OF REPORTING PERSONS:
        U.S. Advisors (Guernsey), Limited

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
        00-0000000

2.   CHECK  THE  APPROPRIATE  BOX IF A  MEMBER  OF A  GROUP:
        (a)  [   ]
        (b)  [   ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:              Guernsey

NUMBER OF        5.   SOLE VOTING POWER:                2,270,000
SHARES
BENEFICIALLY     6.   SHARED VOTING POWER:              0
OWNED BY
EACH             7.   SOLE DISPOSITIVE POWER:           2,270,000
REPORTING
PERSON WITH      8.   SHARED DISPOSITIVE POWER:         0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON:                                  2,270,000

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES                            [     ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT
     IN ROW (11)                                        13.20%

12.  TYPE OF REPORTING PERSON                           OO -- Investment adviser
                                                        governed by Guernsey law

ITEM 1.

(a)  NAME OF ISSUER:               Piedmont Mining Company, Inc.

(b)  ADDRESS OF ISSUER'S
     PRINCIPAL EXECUTIVE OFFICES:  Amster Yard
                                   211 East 49th Street
                                   New York, NY 10017

ITEM 2.

(a)  NAME OF PERSON FILING:        U.S. Advisors (Guernsey) Limited
                                   U.S. Advisors (Guernsey) Limited is a wholly owned subsidiary of U.S. Global Investors, Inc.

(b)  ADDRESS OF PRINCIPAL
     BUSINESS OFFICE OR, IF
     NONE, RESIDENCE:              Roseneath, The Grange
                                   St Peter Port
                                   Guernsey GY1 3NQ

(c)  CITIZENSHIP:                  Guernsey

(d)  TITLE OF CLASS OF
     SECURITIES:                   Common Stock

(e)  CUSIP NUMBER:                 720172105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)  [    ]    Broker  or  dealer  registered  under  section  15 of the Act (15
               U.S.C. 78o).

(b)  [    ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)  [    ]    Insurance  company as defined in section  3(a)(19) of the Act (15
               U.S.C. 78c).

(d)  [    ]    Investment  company  registered under section 8 of the Investment
               Company Act of 1940 (15 U.S.C. 80a-8).

(e)  [    ]    An  investment  adviser  in  accordance  with  ss.240.13d-1(b)(1)
               (ii)(E);

(f)  [    ]    An  employee   benefit  plan  or  endowment  fund  in  accordance
               withss.240.13d-1(b)(1)(ii)(F);

(g)  [    ]    A  parent  holding   company  or  control  person  in  accordance
               withss.240.13d-1(b)(1)(ii)(G);

(h)  [    ]    A savings  associations as defined in Section 3(b) of the Federal
               Deposit Insurance Act (12 U.S.C. 1813);

(i)  [    ]    A  church  plan  that  is  excluded  from  the  definition  of an investment  company  under  section  3(c)(14)  of the  Investment
               Company Act of 1940 (15 U.S.C. 80a-3);

(j)  [    ]    Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  AMOUNT BENEFICIALLY OWNED:                         2,270,000

(b)  PERCENT OF CLASS:                                  13.20%

(c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS

     (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:    2,270,000

     (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  0

     (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
           DISPOSITION OF:                              2,270,000

     (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE
           DISPOSITION OF:                              0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        April 7, 2000
                                        ------------------------------------
                                                     (Date)


                                        /s/ Frank E. Holmes
                                        ------------------------------------
                                                   (Signature)


                                        Frank E. Holmes
                                        Director, U.S. Advisors (Guernsey)
                                          Limited
                                        Chief Executive Officer, U.S. Global
                                          Investors, Inc.
                                        ------------------------------------
                                                  (Name/Title)

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

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